FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Announces Third Quarter 2005 Earnings Results
FFO Per Share Increases 5.1 Percent Year-to-Date

Palo Alto, California—November 1, 2005—Essex Property Trust, Inc. (NYSE:ESS), a Real Estate Investment Trust (REIT) with ownership interests in apartment communities located in targeted West Coast markets, today reported third quarter operating results for the period ended September 30, 2005.

For the nine months ended September 30, 2005, net income available to common stockholders totaled $73.0 million, or $3.13 per diluted share compared to $45.7 million, or $1.97 per diluted share in the comparative period last year. For the three months ended September 30, 2005, net income available to common stockholders totaled $8.3 million, or $0.35 per diluted share, compared to $34.5 million, or $1.49 per diluted share for the quarter ended September 30, 2004.

For the nine months ended September 30, 2005, Funds From Operations (FFO) totaled $90.0 million, or $3.51 per diluted share compared to $85.0 million, or $3.34 per diluted share in the comparative period last year. For the three months ended September 30, 2005, FFO totaled $29.7 million, or $1.15 per diluted share compared to $34.5 million, or $1.35 per diluted share for the quarter ended September 30, 2004. The quarterly decline in FFO, relative to the third quarter of 2004, is primarily attributable to lower levels of non-recurring revenue.

Commenting on Essex’s third quarter results, Keith R. Guericke, President and Chief Executive Officer of Essex Property Trust, Inc. stated, "All of our markets produced strong results during the third quarter; boasting an increase in same-property net operating income of more than 6 percent.” Mr. Guericke continued, “These results are demonstrative of the inherent benefits of operating in supply-constrained markets along the West Coast, and the Company’s ability to execute on its strategy. Mr. Guericke concluded, “Essex’s proven track record of effectively identifying opportunities within these markets provides the company with a strong infrastructure the ability to create value.”

FFO is a supplemental financial measurement defined by the National Association of Real Estate Investment Trusts (NAREIT) to measure and compare operating performance of equity REITs. A reconciliation of FFO to net income (the most directly comparable measure in accordance with U.S. generally accepted accounting principles) as well as a more comprehensive definition of FFO, and explanation as to why Essex believes this is a useful measure of the Company’s operating performance, is located in this press release.

The following are one-time items that impacted the Company’s 2005 third quarter results:

▪
Income generated by the Company’s Taxable REIT Subsidiaries (TRS), net of taxes and allocated expenses, totaled $1.8 million, related to the participating loan that the Company originated in connection with the sale of condominium units at The Essex on Lake Merritt (included in FFO).

▪	A promote distribution in the amount of $900,000, resulting from the incentive distribution provisions of the Fund I agreement (included in FFO).

The reduction in FFO per diluted share for the third quarter of 2005 reflects lower non-recurring income as compared to the third quarter of 2004. Non-recurring income for the quarter ended September 30, 2004 totaled $8.7 million, or $0.34 per diluted share, which included a promote distribution from Fund I.

Quarterly Results Summary

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2005	2004	Percent Change	2005	2004	Percent Change
Property Revenues	$80,219	$71,733	11.8%	$234,851	$206,991	13.5%
Funds From Operations (FFO)	$29,666	$34,470	-13.9%	$90,038	$84,999	5.9%

Per Diluted Share:
Net Income Per Share	$0.35	$1.49	-76.5%	$3.13	$1.97	58.8%
FFO Per Share	$1.15	$1.35	-14.8%	$3.51	$3.34	5.1%

Portfolio Composition
The following table compares Essex’s regional concentrations for its multifamily portfolio as of September 30, 2005 and September 30, 2004, which includes all properties that are partially or wholly owned by the Company.

	As of September 30, 2005		As of September 30, 2004
	Number of Apartment Homes	%	Number of Apartment Homes	%
Southern California	13,382	52	14,574	58
San Francisco Bay Area	5,920	23	4,411	18
Seattle Metro. Area	5,471	21	4,582	18
Portland Metro. Area	875	3	875	4
Other	302	1	578	2
Total	25,950	100%	25,020	100%

Property Operations
The following operating results relate to the Company’s same-property portfolio, which excludes properties that do not have comparable results for the third quarter of both 2005 and 2004. Comparable results may not be available for properties that have been recently developed or redeveloped and properties that have not been owned for the periods presented.

The table below illustrates the percentage change in same-property revenue, operating expenses, and net operating income for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004, for the Company’s multifamily properties:

	For the Quarter Ended 09/30/05
	Revenue	Operating Expenses	NOI
Southern California	5.5%	-0.6%	8.4%
San Francisco Bay Area	2.4%	0.3%	3.5%
Pacific Northwest	3.5%	5.1%	2.6%
Same-Property Average	4.4%	0.8%	6.2%

A breakdown of the same-property financial occupancies for Essex’s multifamily properties is as follows:

	For the Quarter Ended
	09/30/05	06/30/05	09/30/04
Southern California	97.2%	96.5%	96.7%
San Francisco Bay Area	97.3%	97.2%	96.0%
Pacific Northwest	97.3%	96.8%	95.6%
Same-Property Average	97.3%	96.7%	96.1%

A breakdown of same-property concessions for Essex’s multifamily properties is as follows:

	For the Quarter Ended (in thousands)
	09/30/05	06/30/05	09/30/04
Southern California	$121.2	$149.1	$187.1
San Francisco Bay Area	76.5	131.7	60.5
Pacific Northwest	97.1	104.6	127.8
Same-Property Total	$294.8	$385.4	$375.4

Concessions for the Company’s consolidated portfolio were $422.6 for the quarter ended September 30, 2005, compared to $472.7 for the quarter ended June 30, 2005, and $521.5 for the quarter ended September 30, 2004. Average same-property concessions totaled $102 per turn for the quarter ended September 30, 2005, compared to $141 per turn for the quarter ended June 30, 2005, and $128 per turn for the quarter ended September 30, 2004.

The following is the sequential percentage change in same-property revenues and expenses for the quarter ended September 30, 2005 versus the quarter ended June 30, 2005:

	Revenues	Expenses
Southern California	2.3%	0.0%
San Francisco Bay Area	1.6%	4.6%
Pacific Northwest	2.1%	11.0%
All Same-Property	2.1%	3.3%

Acquisitions
During the quarter, the Company acquired Marbella Apartments, a 60-unit apartment community located in Los Angeles, California for a contract price of approximately $13.6 million. This community is in proximity to other existing properties.

Dispositions
The Company is evaluating the sale of select apartment communities to condominium conversion buyers. During the third quarter, the Company continued to assess these opportunities.

Development
During the quarter, the Company had three development projects in various stages of construction with combined estimated costs of $133.5 million. This amount excludes development projects owned by the Essex Apartment Value Fund II, L.P.

▪
Northwest Gateway is a proposed 5-story apartment building aggregating 275 apartment homes, which is located in downtown Los Angeles. Upon completion, the luxury apartment community will offer 220 market-rate units and 55 affordable-rate units. The project is a joint venture between Essex and Meta Housing Corporation, which has obtained $47.0 million of tax-exempt bond financing, which will be drawn to fund future construction costs. The Company originated a $7.4 million mezzanine loan to the joint venture, which bears an interest rate of 14.0 percent. The loan is subject to various conditions and matures in December 2009. The Company has also contributed approximately $3.2 million for its limited partnership interest, which entitles the Company to 75 percent of the cash flow up to a 22.67 percent priority return, and 50 percent of the cash flow thereafter. The Company has provided a construction completion guarantee in the amount of $4.8 million. Pursuant to FIN46(R), the Company has consolidated this joint venture.

Development Cont’d
▪
Moorpark is a proposed 200-unit, Mediterranean-style apartment building, located in Moorpark, California.  The site is adjacent to City Hall and is approximately a three-minute walk to the town center area and the Metrolink train station, which provides direct access to the greater Los Angeles basin and downtown employment areas. Upon completion, this apartment community will offer a combination of three story garden-style apartment homes with attached garages as well as three-story podium buildings with covered garage parking. Construction is anticipated to begin in the second quarter of 2006.

The Company does not anticipate any material contributions to Funds From Operations (FFO) from development transactions in 2005. The Company’s development pipeline and stabilization assumptions can be found in the Company’s Third Quarter 2005 Supplemental Financial Reporting Package, on the “Development Communities” page, which is available at www.essexpropertytrust.com.

Redevelopment

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement. Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations. As of September 30, 2005, the Company had ownership interests in six redevelopment communities aggregating 1,905 apartment units with estimated redevelopment costs of $33.9 million, of which approximately $19.3 million remains to be expended. These amounts exclude redevelopment projects owned by the Essex Apartment Value Fund II, L.P.

▪
Hillcrest Park is a 608-unit apartment community located in Newbury Park, California. This redevelopment plan has a potential third, and final, phase that is currently in the municipal entitlement stage. If approved, the Company would have the option to construct up to 62 additional units.

▪
Kings Road is a 196-unit apartment community located in Los Angeles, California that was built in 1971 and purchased by Essex in 1997. During the quarter, upgrades to the property's leasing office, clubroom and a new fitness center continued. A new spa and renovated pool were substantially completed during the quarter. Interior renovations of apartment units, which include new cabinetry, flooring, appliances and fixtures. Most of the interiors have been renovated - the remaining units will be upgraded as they become vacant in the normal course of turnover. Subject to expected turnover, the project will be completed during the fourth quarter of 2006.

▪
Mira Woods is a 355-unit apartment community located in Mira Mesa, California (San Diego County), which was built in 1982, and acquired by Essex 2002. During the quarter, exterior enhancements to the building's façade, and common hallways to individual units were completed. The existing leasing office and fitness center are anticipated to be remodeled, and carports are being built where open parking currently exists. These common area renovations are expected to be finished in early 2006. Interior unit renovations were well underway during the quarter. These upgrades include new appliances, new fixtures, resurfaced countertops and kitchen cabinet upgrades.

▪
Palisades is a 192-unit apartment community located in Bellevue, Washington, which was built in 1977 and acquired by Essex in 1990. During the quarter, the business center and fitness room renovation was completed. Other exterior and roof renovations were close to completion. Significant progress on interior renovation inititatives continued during the quarter. These upgrades include countertop and cabinetry upgrades, new appliances and fixtures, and subject to turnover rates, are estimated to be completed in the fourth quarter of 2006.

Redevelopment Cont’d

▪
Avondale at Warner Center is a 446-unit apartment community located in Woodland Hills, California. This property was built in 1970 and acquired by Essex in 1999. During the quarter, upgrades to the current leasing office began, and the adjacent community room spaces, which include a state-of-the-art fitness center, a combination business center/lounge - offering wireless high-speed Internet access and three computer workstations, was completed. Common area hallway improvements include new entry doors, carpeting, lighting, as well as elevator upgrades. The second part of this project includes interior renovations, which include cabinet re-facing, countertop replacements, new kitchen appliances and new plumbing and electrical fixtures. Walk-in closets will be upgraded with mirrored doors and built-in closet organizers. Interiors continued during the quarter and will be renovated upon unit turns.

▪
Bridle Trails is a 108-unit apartment community located in Kirkland, Washington. This property was built in 1986 and acquired by Essex in 1997. During the quarter, common area upgrades commenced, and include the renovation of the existing leasing office and addition of a new fitness center. The exterior upgrades are estimated to be completed during first half of 2006. Interior renovations, which include cabinet re-facing, countertop replacements, new kitchen appliances and new plumbing and electrical fixtures. In addition, all permits and approvals were received and work commenced to build 16 additional units - including four, 1-bedroom, 1-bath units, totaling approximately 750 square feet each, and twelve, 2-bedroom, 2-bath units totaling approximately 1,000 square feet each. The anticipated delivery date of the new units is scheduled for the first half of 2006.

Financing Activities

During the quarter, the Company originated a mortgage loan secured by Esplanade Apartments in the amount of $40.3 million, with an interest rate of 4.93 percent, which matures on August 1, 2015.

On October 28, 2005, the Company’s operating partnership, Essex Portfolio, L.P., closed on a $190 million exchangeable senior note offering with a coupon of 3.625%. Concurrent with the offering, the Company acquired 286,073 shares of Essex’s common stock priced at $87.39. An additional $35 million aggregate principal amount of notes may be issued, at the option of the initial purchasers, within 30 days of the initial issuance of the notes. The notes are senior unsecured obligations of the Operating Partnership, and are fully and unconditionally guaranteed by Essex. The Operating Partnership intends to use the net proceeds from the offering to repay debt (including prepayment penalties in an amount estimated at $2 million), repurchase $25 million of Essex’s common stock, and for general corporate purposes. The notes were sold, on an over-night basis, to 33 qualified institutional buyers in accordance with Rule 144A.

The notes are due on November 1, 2020. Upon the occurrence of specified events, the notes will be exchangeable at the option of the holder into cash and, in certain circumstances at Essex’s option, shares of Company’s common stock at an initial exchange rate of 9.6852 shares per $1,000 principal amount of notes (or an initial exchange price of approximately $103.25 per share). The initial exchange rate is subject to adjustment in certain circumstances. After November 4, 2010, the operating partnership may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest, and will issue shares as additional interest if the common stock exceeds the exchange price.

Note holders may require the operating partnership to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest), if any, on the notes on November 1, 2010, November 1, 2015 and November 1, 2020, or after the occurrence of a fundamental change.

Essex Apartment Value Fund, L.P.
Essex and several institutional partners formed the Essex Apartment Value Fund (“Fund I”) and (“Fund II”) to broaden the Company’s capital alternatives. The Company’s co-investment activities enhance its financial flexibility by providing an alternative source of capital to fund new acquisition and development transactions. Listed below are the Fund I and Fund II activities that occurred during the quarter.

▪
FUND I has sold all of its sixteen apartment communities, aggregating 4,646 units, which were provided for in the purchase and sale agreement with United Dominion Realty Trust, Inc. (UDR), for the agreed upon contract price of approximately $756 million. Subsequent to the end of the quarter, Fund I sold its remaining asset - Kelvin Avenue, a land parcel, which is permitted for the development of a 132-unit multifamily community, located in Irvine, California, for a contract price of $10.5 million.

▪	FUND II acquired two multifamily assets during the quarter:

o	On September 1, 2005, Fund II acquired Echo Ridge Apartments, a 120-unit apartment community, located in Snoqualmie, Washington for a contract price of approximately $17.9 million.

o	On October 4, 2005, Fund II acquired Morning Run Apartments, a 222-unit apartment community, located in Monroe, Washington for a contract price of approximately $19.8 million.

Other Company Information
Essex's total market capitalization as of September 30, 2005 was approximately $3.8 billion. A detailed calculation of such market capitalization is included in the Company’s supplemental financial information, which can be obtained from the Company’s web site. The Company’s mortgage notes payable had an average maturity of 9.0 years and an average interest rate of 6.1 percent. As of September 30, 2005, the Company’s debt-to-total-market-capitalization ratio was 34.7 percent.

On September 21, 2005, the Company’s Board of Directors declared a regular quarterly cash dividend of $.81 per common share, payable October 15, 2005, to shareholders of record as of September 30, 2005. On an annualized basis, the dividend represents a distribution of $3.24 per common share.

In addition, the Board of Directors declared a quarterly distribution of $0.48828 per share, which represents an annual distribution of $1.9531 per share, on its 7.8125% Series F Cumulative Redeemable Preferred Shares. Distributions are payable on December 1, 2005 to shareholders of record as of November 16, 2005. Shares of the Series F Preferred Stock can be traded Over The Counter (OTC) under ticker symbol ESS-FP.

Guidance
As a result of the estimated $2.0 million in prepayment penalties in connection with the repayment of debt following the sale of $190 million in Exchangeable Senior Notes as previously described, the Company now expects 2005 FFO to range from $4.45 to $4.47 per diluted share. The Company plans to release its 2006
FFO Guidance in December 2005, following the completion of its budgeting process.

Conference Call with Management
The Company will host an earnings conference call with management on Wednesday, November 2, 2005, at 8:00 a.m. PDT - 11:00 a.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (800) 811-0667 - a pass code is not required.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (888) 203-1112 using the passcode, 258041. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Company Profile
Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 125 multifamily properties (25,950 units), and has 637 units in various stages of development.

This press release and accompanying supplemental financial information has been filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations
Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of Funds from Operations to all periods presented, however, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Funds from operations
Net income	$8,747	$35,030	$74,503	$47,180
Adjustments:
Depreciation and amortization	20,323	18,061	59,945	53,428
Depr. and amort. – unconsolidated co-investments	147	12	503	1,816
Gain on sale of real estate	-	(7,909)	(5,000)	(7,909)
Gain on sale of real estate – discontinued operations	-	-	(29,219)	-
Gain on sale of co-investment activities, net	-	(14,069)	(17,084)	(14,069)
Minority interests	937	3,615	7,707	4,961
Depreciation – discontinued operations	-	218	148	1,056
Dividends to preferred stockholders – Series F	(488)	(488)	(1,465)	(1,464)
Funds from operations	$29,666	$34,470	$90,038	$84,999

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2005 FFO per share estimates, trends in apartment fundamentals, future improvements in our operating results and our same store results, anticipated timing and costs of the completion and stabilization of property developments and redevelopments, the Company’s projected development projects in 2005, potential sales of our properties to condominium conversion buyers, the anticipated closing date of the sale of our River Terrace property, and future construction costs. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2004.

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